Exhibit 5.1

[LETTERHEAD OF WINSTON & STRAWN LLP]

September 3, 2003

Bunge Limited

Bunge Limited Finance Corp.

50 Main Street, 6th Floor

White Plains, NY 10606

Re:      Registration Statement on Form F-4 relating to 5.875% Senior Notes due 2013

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with a Registration Statement on Form F-4 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Act”), of the issuance and exchange of up to $300,000,000 original principal amount of 5.875% Senior Notes due 2013 (the “Exchange Senior Notes”) of Bunge Limited Finance Corp., a Delaware corporation (“Bunge Limited Finance” or the “Company”), and the guarantee of the obligations represented by the Exchange Senior Notes (the “Guarantee” and, together with the Exchange Senior Notes, the “Securities”) by Bunge Limited, a company organized with limited liability under the laws of Bermuda (“Bunge” or the “Guarantor” and, together with Bunge Limited Finance, the “Companies”).

The Securities are to be issued pursuant to an Indenture, dated as of May 19, 2003 (the “Indenture”), among the Company, the Guarantor, and SunTrust Bank, as trustee (the “Trustee”), which Indenture includes the Guarantee of the Notes.  The Securities are to be issued in an exchange offer (the “Exchange Offer”) for a like aggregate original principal amount of 5.875% Senior Notes due 2013 currently outstanding (the “Outstanding Notes”) in accordance with the terms of a Exchange and Registration Rights Agreement, dated as of May 19, 2003 (the “Exchange and Registration Rights Agreement”) by and among the Company, the Guarantor, and the Initial Purchasers (as defined therein) relating to the Outstanding Notes, which is filed as Exhibit 4.3 to the Registration Statement.

We are acting as United States counsel for the Company and the Guarantor in connection with the issuance by the Company and the Guarantor of the Securities.  We have examined signed copies of the

Registration Statement.  We have also examined and relied upon the Exchange and Registration Rights Agreement, the Indenture, resolutions adopted by the board of directors of the Company, as provided to us by the Company, the certificate of incorporation and by-laws of the Company, as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.  We have assumed the due authorization, execution and delivery by the Guarantor of the Indenture.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the State of New York, the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and reported decisions interpreting those laws, and the federal laws of the United States of America.

Our opinions as expressed herein are subject to the following qualifications and comments:

(a)           The enforceability of the Securities and the obligations of the Companies thereunder and the availability of certain rights and remedial provisions provided for in the Securities is subject to (1) the effect of applicable bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, arrangement, liquidation, conservatorship, and moratorium laws, and is subject to limitations imposed by other laws and judicial decisions relating to or affecting the rights of creditors generally, (2) the effect of general principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity) upon the availability of injunctive relief or other equitable remedies, including, without limitation, where (i) the breach of such covenants or provisions imposes restrictions or burdens upon a debtor and it cannot be demonstrated that the enforcement of such remedies, restrictions or burdens is reasonably necessary for the protection of a creditor; (ii) a creditor’s enforcement of such remedies, covenants or provisions under the circumstances, or the manner of such enforcement, would violate such creditor’s implied covenant of good faith and fair dealing, or would be commercially unreasonable; or (iii) a court having jurisdiction finds that such remedies, covenants or provisions were, at the time made, or are in application, unconscionable as a matter of law or contrary to public policy, and (3) possible judicial action giving effect to governmental actions or foreign laws affecting creditors’ rights.

(b)           We express no opinion with respect to the applicability or effect of state securities or “blue sky” laws with respect to the registration and qualification of the Securities.

                                Based upon and subject to the foregoing, we are of the opinion that the Exchange Senior Notes, when executed by the Company, authenticated by the Trustee in the manner provided by the Indenture and issued and delivered against surrender of the Outstanding Notes in accordance with the terms and conditions of the Exchange and Registration Rights Agreement, the Indenture and the Exchange Offer, will be binding and valid obligations of the Company, entitled to the benefits provided by the Indenture and enforceable against the Company in accordance with their terms, and that the Guarantee, when the Exchange Senior Notes are issued, authenticated and delivered in accordance with the terms of the Exchange and Registration Rights Agreement, the Indenture and the Exchange Offer, will be the binding and valid obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.  This opinion letter is based upon currently existing statutes, rules, regulations and judicial decisions.

We hereby consent to the filing of this opinion letter with the United States Securities and Exchange Commission (the “Commission”) as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act and to the use of our name therein and in the related Prospectus under the caption “Legal Matters”.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                                                                                                                                Very truly yours,

                                                                                                                                /s/ WINSTON & STRAWN LLP

                                                                                                                                WINSTON & STRAWN LLP